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                                                                    EXHIBIT 10.4

                                   AMENDMENT
                                      TO
                             EMPLOYMENT AGREEMENT


          This Amendment is made to that certain Employment Agreement (the "1989 Agreement"), dated as of December 19, 1989, between Great Western Financial Corporation ("Employer") and John F. Maher ("Officer"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the 1989 Agreement.

          WHEREAS, the 1989 Agreement provides, among other things, that Officer would hold the offices of President and Chief Operating officer of the Company;

          WHEREAS, effective as of December 28, 1995, Officer was appointed to the office of Chief Executive Officer of the Company; and

          WHEREAS, Employer has determined that it is in its best interest and that of its stockholders to amend the Agreement to reflect Officer's appointment as Chief Executive Officer and to make certain additional changes as set forth herein, and Officer agrees to continue to serve Employer pursuant to the terms of the 1989 Agreement, as amended hereby;

          NOW THEREFORE, the Employer and Officer agree that the 1989 Agreement shall be amended as follows, effective as of December 10, 1996, unless otherwise provided:

          1. Section 1 of the 1989 Agreement is amended by deleting from the first sentence thereof the date "December 31, 1994" and inserting in lieu thereof the date "December 31, 1999" and by deleting from the second sentence thereof the date "December 31, 1991" and inserting in lieu thereof the date "December 31, 1996".

          2. The first sentence of Section 2 of the 1989 Agreement is amended in its entirety to read as follows:

               Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer shall employ Officer, and Officer shall serve Employer, as Chief
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          Executive Officer of Employer (effective as of December 28, 1995) and member of the Executive Management Committee of the Employer and the Bank.

          3. The third sentence of Section 3 of the 1989 Agreement is amended to delete therefrom the phrase "the rank of Chief Operating Officer" and inserting in lieu thereof the phrase "the rank of Chief Executive Officer".

          4. The first sentence of Section 4 of the 1989 Agreement is amended in its entirety to read as follows:

               Effective as of January 1, 1997, Employer shall pay Officer an annual salary at the rate of $860,000, which shall be payable in semi-monthly or bi-weekly installments in conformity with Employer's policy relating to salaried employees.

          5. The first sentence of the second paragraph of Section 4 of the 1989 Agreement is amended in its entirety to read as follows:

               Notwithstanding anything to the contrary in this Agreement, Employer and Officer acknowledge that the Additional Benefits include without limitation Officer's entitlements under Employer's supplemental executive retirement plan (the "SERP"), as such entitlements are supplemented pursuant to the provisions hereof.

          6. Section 4 of the 1989 Agreement is amended by inserting immediately following subparagraph (c) thereof the following new paragraph, to be effective as of January 1, 1997:

               Employer agrees that (i) for purposes of computing Officer's "average annual compensation" under the SERP, Employer shall disregard compensation earned by Officer with respect to all years prior to and including 1996 and (ii) Officer's

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          "average annual compensation", determined as of any date in 1997, shall be $1,462,000; Officer's average annual compensation, determined as of any date in 1998, shall be based upon his actual compensation for 1997 (including, but not limited to, Officer's salary and all bonuses, whether paid pursuant to the Company's Annual Incentive Plan (as defined in Section 8(a)(iii) hereof) or pursuant to discretionary bonuses); Officer's average annual compensation, determined as of any date in 1999, shall be based upon his average compensation for 1997 and 1998; and Officer's average annual compensation, determined as of any date after 1999, shall be based upon the definition of "average monthly compensation" set forth in the SERP. The preceding sentence shall not constitute an amendment to the SERP, but rather shall evidence Employer's obligation to supplement the benefits otherwise payable to or in respect of Officer under the SERP. Any supplemental retirement benefits to which Officer is entitled by reason of application of the second preceding sentence shall be paid at the same time and in the same form as benefits payable to or in respect of Officer under the SERP, and shall otherwise be subject to the terms and conditions of the SERP as if such benefits were payable thereunder.

          7. The final paragraph of Section 4 of the 1989 Agreement is amended by deleting from the final sentence thereof the phrase "thirty-five percent (35%)" and inserting in lieu thereof the phrase "fifty percent (50%)".

          8. The final sentence of Section 5 of the 1989 Agreement is amended by deleting therefrom the phrase "the 1987 Agreement" and inserting in lieu thereof the phrase "all prior employment agreements with Employer".

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          9.   Section 6(b) of the 1989 Agreement is amended in its entirety as follows:

               (b) concurrently with the receipt of bonuses by Employer's other senior executives with respect to the year in which such election occurs, a bonus, prorated on an actual day basis for the year in which such election occurs if such election shall occur within the first six
          (6) months of such year but otherwise not prorated, in an amount not less than the percentage of Officer's salary, at the rate in effect immediately prior to such election, to which he would otherwise have been entitled in respect of such year under the Annual Incentive Plan (as defined in Section 8(a)(iii) hereof) and any other short-term cash bonus plan or arrangement of the Company, absent such election, or

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          10.  Section 6(c) of the 1989 Agreement is amended in its entirety to read as follows:

               (c) for what would have been the remaining term of this Agreement absent such termination, health and welfare type Additional Benefits (including without limitation hospital, surgical, major medical, life and disability insurance), qualified pension benefits (or, if prohibited under then applicable tax law, a specially designed non-qualified supplemental pension to provide Officer with benefits equivalent to those to which he would have been entitled if such prohibition did not pertain) and non-qualified supplemental pension benefits to which Officer may be entitled pursuant to Section 4 hereof as the same shall exist immediately prior to such election (including continued accrual of years of service and age under (1) Employer's Retirement Plan as in effect immediately prior to such election (or, if prohibited under then applicable tax law, a specially designed non-qualified supplemental pension to provide Officer with benefits equivalent to those to which he would have otherwise been entitled if such prohibition did not pertain) and (2) the SERP (including the supplemental benefits thereto described in Section 4 hereof), but excluding (3) Employer matching contributions under Employer's 401(k) plan or any successor plan thereto), each such benefit to be continued in a manner no less favorable to Officer than the benefit to which he was entitled immediately prior to such election;

          11. The 1989 Agreement is amended by deleting the unnumbered paragraph immediately following Section 6(h) and inserting in lieu thereof the following:

               Employer agrees that, if Officer's employment with Employer terminates during the term of this Agreement, Officer is not

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          required to seek other employment or to attempt in any way to reduce any amounts payable to Officer by Employer pursuant to Section 6, 7(a) or 8 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Officer to Employer, or otherwise; provided, however, that
                                                --------  -------
          Employer's obligation to provide welfare-type Additional Benefits, including without limitation hospital, surgical, major medical, life and disability insurance, shall be reduced to the extent similar benefits are provided (at no cost to Officer) by a subsequent employer.

          12. The first sentence of Section 7(a) of the 1989 Agreement is amended (1) by deleting clause (i)(B) and inserting in lieu thereof the following:

          (B) the greater of (x) the average annual bonus received by him under the Annual Incentive Plan (as defined in Section 8(a)(iii) hereof) or pursuant to discretionary bonuses for services rendered in the immediately preceding three (3) full calendar years or (y) if termination shall occur (1) in 1997, $602,000, (2) in 1998, the actual bonus received by Officer for 1997 under the Annual Incentive Plan or pursuant to discretionary bonuses, or (3) in 1999, the average of the actual bonuses so received for 1997 and 1998, minus and (2) by inserting immediately following the phrase "and to continue accrual of years of service under Employer's Retirement Plan, and under any supplemental employee retirement plan" the following:

          or arrangement (including the applicable provisions of Section 4 hereof)

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          13.  Section 8(a) of the 1989 Agreement is amended in its entirety to read as follows:

               (a) If there should occur a Change in Control (as defined below), and if thereafter during the term of this Agreement, in the good-faith determination of Officer, Employer materially breaches this Agreement and Employer fails to cure such breach within fifteen (15) days after receipt of notice thereof, then, Officer, without limitation on any other rights he may have hereunder, may, within one
          (1) year after he first has knowledge of such breach, elect to terminate his employment hereunder and to treat such termination as a termination pursuant to Section 6 hereof, subject, however, to the following additional benefits and modifications to Officer's rights as set forth in said Section 6 (any one or more of which modifications Officer may elect to waive):

               (i) Employer shall not be entitled to reduce Officer's salary or any Additional Benefits to which Officer shall thereafter be entitled.

               (ii) Officer's pro-rata entitlement to an award under any then existing long-term incentive performance plan shall be calculated upon the assumption that the performance under such plan is then "on plan."

               (iii) In lieu of the severance benefits described in Sections 6(a) and (b) hereof, within five (5) business days of the effective date of such termination of employment, Company shall pay to Officer a cash lump sum payment equal to the product of (A) the sum of (1) Officer's annual base salary in effect immediately prior to the termination of Officer's employment (or prior to a reduction in salary giving rise to a breach of this Agreement), plus

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          (2) the target bonus ("Target Bonus") under the Employer's Annual
          Incentive Plan for Executive Officers or any successor or replacement plan thereto (the "Annual Incentive Plan") in respect of the year in which such termination of employment occurs or the year in which the Change in Control occurs, whichever is greater (provided, however,
                                                          --------  -------
          that, if the termination of Officer's employment occurs under the circumstances entitling him to benefits under Section 8(g) hereof, the Target Bonus shall be in respect of the year in which such termination of employment occurs), and (B) the number three.

               (iv) Within five (5) days following such termination of employment, Employer shall pay to Officer a lump sum cash amount (the "Pro-Rata Bonus") equal to the product of (A) the target bonus to which Officer would have been entitled under the Annual Incentive Plan in respect of the year in which such termination occurs (assuming for this purpose that performance under the Annual Incentive Plan is "on plan" for such year) and (B) a fraction, the numerator of which shall be the number of months (including fractions thereof) from the first day of the fiscal year during which such termination occurs to the date on which such termination occurs, and the denominator of which shall be twelve (12); provided, however, that if such termination of
                                --------  -------
          employment occurs during the same year in which the Change in Control occurs, the Pro-Rata Bonus shall be offset by any payments received under the Annual Incentive Plan in connection with such Change in Control.

          14. Section 8(e) of the 1989 Agreement is amended (1) by renumbering said Section as Section 8(f); and (2) by deleting all references therein to "change in control of the Employer" (or similar phrase) and replacing such references with "Change in Control".

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          15.  Section 8(b) of the 1989 Agreement is amended (1) by deleting all references to "change in control of the Employer" (or similar phrase) and replacing such references with "Change in Control"; (2) by deleting subparagraph
(v) thereof; and (3) by renumbering subparagraph (vi) thereof as a new Section 8(e)(as such new Section 8(e) is amended below).

          16. Section 8(c) of the Agreement is amended in its entirety to read as follows:

               (c) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

               (i) any Person (as defined below) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its affiliates) representing 25% or more of either the then outstanding shares of common stock of Employer or the combined voting power of Employer's then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

               (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 10, 1996, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Employer) whose appointment or election by the Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds

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          (2/3) of the directors then still in office who either were directors on December 10, 1996, or whose appointment, election or nomination for election was previously so approved; or

                (iii) there is consummated a merger or consolidation of Employer with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of Employer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or
          (B) a merger or consolidation effected to implement a recapitalization of Employer (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its subsidiaries) representing 25% or more of either the then outstanding shares of common stock of Employer or the combined voting power of Employer's then outstanding securities; or

               (iv) the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or there is consummated an agreement for the sale or disposition by Employer of all or substantially all of Employer's assets.

          Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which

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          the record holders of the common stock of Employer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Employer immediately following such transaction or series of transactions.

          For purposes of this Section 8(c), "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Employer or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Employer or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of stock of Employer.

          17. Section 8(d) of the 1989 Agreement is amended in its entirety to read as follows:

               (d) Whether or not Officer becomes entitled to severance and other benefits under Section 8(a) or 8(b) hereof, if any of the payments or benefits received or to be received by Officer in connection with a Change in Control or Officer's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any Person whose actions result in a Change in Control or any Person affiliated with Employer or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), Employer shall pay to Officer an additional

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          amount (the "Gross-Up Payment") such that the net amount retained by
          Officer, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Officer and selected by the accounting firm which was, immediately prior to the Change in Control, Employer's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of
          Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Officer's

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          residence on the date of termination of employment (or if there is no such date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 8), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Officer shall repay to Employer, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Officer), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Officer's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Officer with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Officer and Employer shall each reasonably cooperate with the other in connection with any administra-tive or judicial proceedings concerning the existence or amount of liability for

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          Excise Tax with respect to the Total Payments.

          18. New Section 8(e) is amended (1) by deleting therefrom the phrase "Notwithstanding Officer's entitlements as set forth in this Section 8(b)" and inserting in lieu thereof the following:

          Notwithstanding Officer's entitlements as set forth in this Section 8 or any other plan, arrangement or agreement with the Employer, any Person whose actions result in a Change in Control or any Person affiliated with the Employer or such Person

(2) by deleting therefrom the following:

          , after giving effect to Employer's right of offset as provided for in
          Section 8(a) hereof and as modified by any operation of clause (v) of this Section 8(b),

and (3) by inserting at the end thereof the following:

          All calculations with respect to this Section 8(e) shall be performed by the Auditor in accordance with the principles set forth in Section 8(d) hereof.

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          19.  The 1989 Agreement is amended by adding the following as a new
Section 8(g):

               (g) For purposes of this Agreement, Officer's employment shall be deemed to have been terminated following a Change in Control in accordance with Section 8(a) hereof if, during the pendency of a Potential Change in Control (as defined below) or within six (6) months following the date on which such Potential Change in Control ceases to exist (such periods being hereinafter referred to collectively as the "Potential Change in Control Period"), in either case whether or not a Change in Control subsequently occurs, (i) Officer's employment is terminated by Employer without Cause or (ii) in the good-faith determination of Officer, Employer materially breaches this Agreement and thereafter (whether or not during the Potential Change in Control Period) fails to cure such breach within fifteen (15) days after receipt of notice thereof and within one (1) year after Officer first has knowledge of such breach Officer terminates his employment.

          A "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

               (A) Employer enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

               (B) Employer or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

               (C) any Person becomes the beneficial owner, directly or indirectly, of securities of Employer (not including in

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          the securities beneficially owned by such Person any securities acquired directly from Employer or its affiliates) representing 15% or more of either the then outstanding shares of common stock of Employer or the combined voting power of Employer's then outstanding securities;

               (D) the filing with the Federal Home Loan Bank Board and/or the FSLIC or their successor of an application for Change in Control; or

               (E) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

          20.  The 1989 Agreement is amended by adding the following as a new
Section 8(h):

               (h) Notwithstanding the provisions of Section 11(f) hereof, Employer shall pay to Officer all reasonable legal fees and expenses incurred by Officer in disputing (through litigation or arbitration) in good faith any issue hereunder relating to the termination (or deemed termination) of Officer's employment following a Change in Control or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of Officer's written requests for payment accompanied with such evidence of fees and expenses incurred as Employer may require.

          21. Section 11(b) of the 1989 Agreement is amended by changing the Employer's address for purposes of service of notice to: 9200 Oakdale Avenue, Chatsworth, California 91311.

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          Except as herein modified, the 1989 Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, Employer and Officer have executed this Amendment as of the date first set forth above.

                         GREAT WESTERN
                           FINANCIAL CORPORATION



                         /s/ John F. Maher
                         -----------------

APPROVED:


By:/s/ Willis B. Wood, Jr.
   -----------------------
   Chairman, Compensation
     Committee of the Board
     of Directors

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